COLUMBUS MCKINNON CORPORATION
                         140 JOHN JAMES AUDUBON PARKWAY
                          AMHERST, NEW YORK 14228-1197


              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 18, 1997
              ----------------------------------------------------


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Columbus McKinnon Corporation, a New York corporation (the "Company"), will be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 18, 1997, at 10:00 a.m., local time, for the following purposes:

      1. To elect five Directors to hold office until the 1998 Annual Meeting and until their successors have been elected and qualified.

      2. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on June 27, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

      Shareholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.







                                                              LOIS H. DEMLER
                                                              Secretary




Dated: July 16, 1997

                          COLUMBUS MCKINNON CORPORATION
                         140 JOHN JAMES AUDUBON PARKWAY
                          AMHERST, NEW YORK 14228-1197

                -------------------------------------------------

                                 PROXY STATEMENT
                -------------------------------------------------


      This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Columbus McKinnon Corporation, a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 18, 1997, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. The close of business on June 27, 1997 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting. At the close of business on June 27, 1997, the Company had outstanding 13,755,858 shares of common stock, $.01 par value per share ("Common Stock"), the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting.

      The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews and telephone by Directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this Proxy Statement.

      The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be elected at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's or any other nominee's achievement of plurality.

      The execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

      The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to shareholders.


                              ELECTION OF DIRECTORS

      The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than nine Directors to be elected at each annual meeting of shareholders and to serve for a term of one year or until their successors are duly elected and qualified. The Board of Directors is presently comprised of five members.

      Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Directors of Edward W. Duffy, Herbert P. Ladds, Jr., Robert L. Montgomery, Jr., Randolph A. Marks and L. David Black, each of whom is presently a Director. Each of these nominees has been previously elected by the Company's shareholders. If any of these nominees should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that any of these nominees will be unable or unwilling to serve if elected to office.

      The  following   information  is  provided  concerning  the  nominees  for
Director:

      Edward W. Duffy has been Chairman of the Board of the Company since 1986. Mr. Duffy is a retired Chairman of the Board and Chief Executive Officer of Marine Midland Bank and a retired director of W. R. Grace & Co., Niagara Mohawk Power Corporation, Oneida Limited and Utica Mutual Insurance Company.

      Herbert P. Ladds, Jr. has served as President of the Company since 1982 and has been a Director of the Company since 1973. He was Executive Vice President of the Company from 1981 to 1982 and Vice President--Sales & Marketing from 1971 to 1980. Mr. Ladds is also a director of Utica Mutual Insurance Company and Eastman Machine Company.

      Robert L. Montgomery, Jr. joined the Company in 1974 and has served as Executive Vice President and Chief Financial Officer since 1987 and as a Director of the Company since 1982. Prior thereto he was employed as a certified public accountant by Price Waterhouse LLP.

      Randolph A. Marks has been a Director of the Company since 1986. Mr. Marks is a private investor and is a retired Chairman of the Board of American Brass Company. He also serves as a director of Computer Task Group, Inc.

      L. David Black has been a Director of the Company since 1995. Mr. Black has been the Chairman of the Board, President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of construction equipment since 1993. Prior thereto, he served as President of JLG Industries, Inc.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

      During the year ended March 31, 1997, the Board of Directors held ten meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.

AUDIT COMMITTEE

      The Board of Directors has a standing Audit Committee comprised of Messrs. Duffy, Marks and Black. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit and other services provided by the Company's independent auditors. The Audit Committee held two meetings in fiscal 1997.

COMPENSATION COMMITTEE

      The Compensation Committee, which consists of Messrs. Duffy, Marks and Black, held six meetings in fiscal 1997. The Compensation Committee makes recommendations concerning the salaries for officers of the Company and incentive compensation for employees of and consultants to the Company.

OTHER COMMITTEES

      The Board of Directors does not have a standing executive or nominating committee.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the Directors and executive officers of the Company:

      NAME                AGE           POSITION(S) HELD

Edward W. Duffy           71   Chairman of the Board

Herbert P. Ladds, Jr.     64   President, Chief Executive Officer and Director

Robert L. Montgomery, Jr. 59   Executive Vice President, Chief Financial Officer
                               and Director

Timothy T. Tevens         41   Vice President and Chief Operating Officer

Ned T. Librock            44   Vice President-Sales and Marketing

Karen L. Howard           35   Vice President-Controller

Ernst K. H. Marburg       61   Vice President-Total Quality and Standards

Ivan E. Shawvan, Jr.      45   Vice President-Human Resources

Lois H. Demler            59   Corporate Secretary

Randolph A. Marks         61   Director

L. David Black            60   Director

      All officers of the Company are elected annually at the first meeting of the Board of Directors following the Annual Meeting of Shareholders and serve at the discretion of the Board of Directors. There are no family relationships between any officers or Directors of the Company. Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

      Timothy T. Tevens joined the Company as Vice President-Information Services in May 1991 and was elected Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities.

      Ned T. Librock was elected Vice President-Sales and Marketing in November 1995. Mr. Librock has been employed by the Company since 1990 in various sales management capacities. Prior to 1990, Mr. Librock was employed by Dynabrade Inc., a manufacturer of power tools, as director of Sales and Marketing.

      Karen L. Howard was elected Vice President-Controller in January 1997. From June 1995 to January 1997, Ms. Howard was employed by the Company in various financial and accounting capacities. Prior to June 1995, Ms. Howard was employed by Ernst & Young LLP as a certified public accountant.

      Ernst K. H. Marburg has been employed by the Company since May 1980. Prior to his election as Vice President-Total Quality and Standards in October 1996, Mr. Marburg served the Company as Manager of Product Standards and Services for nearly fifteen years.

      Ivan E. Shawvan, Jr. was elected Vice President-Human Resources in January 1997. He has been employed by the Company since September 1984 and has served as General Manager of the Company's Sarasota, Florida operations from October 1988 to August 1996 and as Corporate Human Resources Manager since August 1996.

      Lois H. Demler has been employed by the Company since 1963. She has been the Corporate Secretary of the Company since 1987.


                       COMPENSATION OF EXECUTIVE OFFICERS

      The following Summary Compensation Table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended March 31, 1995, 1996 and 1997 for the chief executive officer and the other most highly compensated executive officers of the Company. The amounts shown include compensation for services in all compensation capacities.

                                         ANNUAL COMPENSATION               LONG-TERM COMPENSATION AWARDS
                                   --------------------------------        -----------------------------
                                                                                       SECURITIES
                                                                                       ----------
                                                                                       UNDERLYING
                                                                                       ----------
                              FISCAL                    OTHER ANNUAL  RESTRICTED       OPTIONS/     ALL OTHER
                              ------                    ------------  ------------     ---------- ---------------
NAME AND PRINCIPAL POSITION    YEAR   SALARY    BONUS   COMPENSATION  STOCK AWARDS (c) SARS (d)   COMPENSATION (e)
---------------------------    ----   ------    -----   ------------  ---------------  ---------- ---------------
Herbert P. Ladds, Jr.,         1997  $354,893 $  4,900  $   ---       $   ---                       $ 14,474
  President and Chief          1996   341,096  144,450      ---           ---                         11,421
  Executive Officer            1995   320,677  135,000      ---           ---                         13,794

Robert L. Montgomery, Jr.,     1997   274,431    3,798      ---           ---                         13,821
  Executive Vice President     1996   259,588  109,935      ---           ---                         10,702
  and Chief Financial Officer  1995   244,302  100,575      ---           ---                         13,190

Ned T. Librock,                1997   170,623    1,381      ---        166,600          50,000        13,712
  Vice President -             1996   100,631   34,459      ---           ---                         12,491
  Sales and Marketing          1995    81,465   38,966      ---           ---                          8,167

Timothy T. Tevens,             1997   162,411    1,845   217,044 (b)      ---           50,000        11,477
  Vice President and           1996   127,308   52,200      ---           ---                          7,086
  Chief Operating Officer      1995   115,908   49,500      ---           ---                         10,000

Kenneth G. McCreadie, (a)      1997   135,600    2,052      ---           ---                         11,820
  Vice President -             1996   140,269   59,400      ---           ---                          9,054
  Administration               1995   132,214   56,250      ---           ---                         11,673

Peter A. Grant, (a)            1997   128,095    1,818      ---           ---                         10,165
  Vice President -             1996   124,589   52,290      ---           ---                          8,196
  Human Resources              1995   116,105   49,500      ---           ---                         10,879

Ivan E. Shawvan, Jr.,          1997    95,187    1,139      ---           ---           50,000         9,030
  Vice President -             1996    78,400   31,130      ---           ---                         11,798
  Human Resources              1995    72,943   31,140      ---           ---                          8,278

----------------------------

(a)   Messrs McCreadie and Grant retired from the Company as of January 3, 1997.

(b) Represents tax reimbursement payments made by the Company to Mr. Tevens in fiscal 1997 to offset the income tax effects of the expiration of the restrictions on 17,000 shares of restricted Common Stock granted to him in 1991. See footnote (c) below.

(c) Mr. Librock was granted 11,900 shares of restricted Common Stock on July 22, 1996, which had a value on such date of $166,600 and 5,100 shares of restricted Common Stock on August 1, 1994, which had a value on such date of $48,996. As of March 31, 1997, the number of restricted shares of Common Stock held by Mr. Librock was 17,000, and the value of Mr.
      Librock's restricted shares of Common Stock on March 31, 1997 was $285,350. Mr. Tevens was granted 17,000 shares of restricted Common Stock on May 1, 1991, which had a value on such date of $135,650. The restrictions on Mr. Tevens' restricted shares of Common Stock lapsed on April 30, 1996, on which date such shares had a value of $269,875. Mr. Shawvan was granted 8,500 shares of restricted Common Stock on August 1, 1994, which had a value on such date of $81,660. As of March 31, 1997, the number of restricted shares of Common Stock held by Mr. Shawvan was 8,500, and the value of Mr. Shawvan's restricted shares of Common Stock on March 31, 1997 was $143,375. None of the other officers listed in the above table hold any restricted shares of Common Stock. The Company does not pay dividends on its outstanding shares of restricted Common Stock, but makes payments of additional compensation in lieu of such dividends. See footnote (e) below.

(d) Represents options granted to Messrs. Librock, Tevens and Shawvan pursuant to the Company's Incentive Stock Option Plan (the "Incentive Plan").

(e) Comprised of: (i) the value of shares of Common Stock allocated in fiscal 1997 under the Company's Employee Stock Ownership Plan (the "ESOP") to accounts for Messrs. Ladds, Montgomery, Librock, Tevens, McCreadie, Grant and Shawvan in the amounts of $12,554, $11,901, $8,800, $8,537, $10,506,
      $9,198 and $6,006, respectively, (ii) premiums for group term life insurance policies insuring the lives of Messrs. Ladds, Montgomery, Librock, Tevens, McCreadie, Grant and Shawvan in the amounts of $1,920, $1,920, $1,920, $1,920, $1,314, $967 and $814, respectively, and (iii)
      compensation in lieu of dividends on restricted shares of Common Stock paid to Messrs. Librock, Tevens and Shawvan in the amounts of $2,992, $1,020 and $2,210, respectively.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options to the named executives in fiscal 1997. The exercise price of all such options is equal to the market value of Common Stock on the date of the grant.


                               PERCENT OF                  POTENTIAL REALIZABLE
                             TOTAL OPTIONS                    VALUE AT ASSUMED
                               GRANTED TO  EXERCISE        ANNUAL RATES OF STOCK
  NAME AND                    EMPLOYEES IN  PRICE   EXPIR-   PRICE APPRECIATION
  PRINCIPAL            OPTION    FISCAL      PER    ATION     FOR OPTION TERM
  POSITION             GRANTS(a)  YEAR      SHARE   DATE      5%(b)      10%(c)
  --------             -------    ----      -----   ----       ---       ---

Herbert P. Ladds, Jr.
  President and Chief
  Executive Officer        ---     ---    $  ---     ---   $   ---    $  ---

Robert L. Montgomery, Jr.,
  Executive Vice
  President and Chief
  Financial Officer        ---     ---       ---     ---       ---       ---

Ned T. Librock,
  Vice President -
  Sales and Marketing     50,000   25%     15.50  12/31/06  1,262,393  2,010,150

Timothy T. Tevens,
  Vice President and
  Chief Operating Officer 50,000   25%     15.50  12/31/06  1,262,393  2,010,150

Kenneth G. McCreadie,
  Vice President -
  Administration           ---     ---       ---     ---       ---       ---

Peter A. Grant,
  Vice President -
  Human Resources          ---     ---       ---     ---       ---       ---

Ivan E. Shawvan, Jr.,
  Vice President -
  Human Resources         50,000   25%     15.50  12/31/06  1,262,393  2,010,150
---------------------------------

(a) Options granted pursuant to the Incentive Plan become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, in the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate.

(b) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% per year over the ten-year term of the grants, as prescribed by the rules. The amounts set forth above are not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

(c) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 10% per year over the ten-year term of the grants, as prescribed by the rules. The amounts set forth above are not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.



AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the named executives concerning the exercise of options during 1997 and unexercised options held at the end of 1997.

                                                                     VALUE OF
                                                                 UNEXERCISED IN
                                                  NUMBER OF    THE MONEY OPTIONS
                                            UNEXERCISED OPTIONS  AT FISCAL YEAR
                                             AT FISCAL YEAR END      END(a)
                                             -----------------   --------------
                           SHARES
                        ACQUIRED ON   VALUE    EXER-   UNEXER-    EXER-  UNEXER-
                          EXERCISE  REALIZED  CISABLE  CISABLE  CISABLE  CISABLE
                          --------  --------  -------  -------  -------  -------
Herbert P. Ladds, Jr.,
  President and Chief
  Executive Officer         ---      $ ---      ---       ---   $ ---    $ ---

Robert L. Montgomery, Jr.,
  Executive Vice
  President and Chief
  Financial Officer         ---        ---      ---       ---     ---      ---

Ned T. Librock,
  Vice President - Sales
  and Marketing             ---        ---      ---     50,000    ---    112,500

Timothy T. Tevens,
  Vice President and
  Chief Operating Officer   ---        ---      ---     50,000    ---    112,500

Kenneth G. McCreadie,
  Vice President -
  Administration            ---        ---      ---       ---     ---      ---

Peter A. Grant,
  Vice President -
  Human Resources           ---        ---      ---       ---     ---      ---

Ivan E. Shawvan, Jr.,
  Vice President -
  Human Resources           ---        ---      ---     50,000    ---    112,500


--------------------------------

(a) Represent the difference between $17.75, the closing market value of Common Stock as of March 31, 1997, and the exercise prices of such options.


EMPLOYEE PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN. The Company maintains the ESOP for the benefit of certain of its salaried and non-union hourly employees. The ESOP is intended to be an employee stock ownership plan within the meaning of Section 4975 (e)(7) of the Internal Revenue Code of 1986, as amended (the "Code") and an eligible individual account plan within the meaning of Section 407(d)(3) of the Code. From 1988 through 1995, the ESOP has purchased from the Company 1,373,549 shares of Common Stock (the "ESOP Shares") for the aggregate sum of approximately $10.5 million. The proceeds of certain institutional loans (the "ESOP Loans") were used to fund such purchases. The ESOP Loans are secured by the ESOP Shares, and are guaranteed by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     On a quarterly basis, the Company makes a contribution to the ESOP in an amount determined by the Company's Board of Directors. In fiscal 1997, the Company's cash contribution was $1,100,319. The ESOP trustees utilize the entire contribution to make payments of principal and interest on the ESOP Loans.

     Common Stock not allocated to ESOP participants ("ESOP Shares") is recorded in an ESOP suspense account and is held as collateral for repayment of the ESOP Loans. As payments of principal and interest are received by the lenders, ESOP Shares are released from the ESOP suspense account annually and are then allocated to the ESOP participants in the same proportion as a participant's compensation for such year bears to total compensation of all participants.

     An ESOP participant becomes 100% vested in all amounts allocated to him or her after five years of service. The shares of Common Stock held by the participants in the ESOP represent a registration-type class of securities and are voted by the participants in the same manner as any other share of Common Stock.

     In general, Common Stock allocated to a participant's account is distributed upon his or her termination of employment at normal retirement age
(65) or death. The distribution is made in whole shares of Common Stock plus cash in lieu of any fractional shares.

     Robert L. Montgomery, Jr., Karen L. Howard, Ivan E. Shawvan, Jr. and Timothy R. Harvey serve as Trustees of the ESOP. As of March 31, 1997, the ESOP owned approximately 1,225,045 shares of Common Stock. Common Stock allocated pursuant to the ESOP to Messrs. Ladds, Montgomery, Librock, Tevens, McCreadie, Grant and Shawvan as of March 31, 1997 is 13,809 shares, 11,900 shares, 2,835 shares, 2,761 shares, 8,373 shares, 7,065 shares and 4,060 shares, respectively.

     PENSION PLAN. The Company has a non-contributory, defined benefit pension plan which provides certain of its salaried and office employees with retirement benefits. For each year of service with the Company, a participant earns an annual pension benefit equal to 1.15% of his annual compensation (salary and bonus) for such year plus .45% of that part, if any, of such compensation in excess of $10,000. Pension benefits are not subject to reduction for social security or other offset amounts. If Messrs. Ladds, Montgomery, Librock, Tevens, McCreadie, Grant and Shawvan continue at their current levels of compensation and retire at age 65, the total estimated annual pension benefits under this plan for them would be approximately $35,025, $42,409, $63,249, $71,819,
$20,504, $17,656 and $53,103, respectively.

     NON-QUALIFIED STOCK OPTION PLAN. In October 1995, the Company adopted the Columbus McKinnon Corporation Non-Qualified Stock Option Plan (the "Non-Qualified Plan") and reserved, subject to certain requirements, an aggregate of 250,000 shares of Common Stock for issuance thereunder. Under the terms of the Non-Qualified Plan, options may be granted to officers and other key employees of the Company as well as to non-employee directors and advisors. The Company has not granted any options under the Non-Qualified Plan.

     INCENTIVE STOCK OPTION PLAN. The Company's Columbus McKinnon Corporation Incentive Stock Option Plan (the "Incentive Plan"), which was adopted in October 1995, authorizes grants to officers and other key employees of the Company and its subsidiaries of stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The Incentive Plan has reserved, subject to certain adjustments, an aggregate of 1,250,000 shares of Common Stock to be issued thereunder. Options granted under the Incentive Plan become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Any option granted thereunder may be exercised not earlier than one year and not later than ten years from the date such option is granted. In the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate. In fiscal 1997 the Company granted options to purchase 200,000 shares of Common Stock under the Incentive Plan including options to purchase 50,000 shares of Common Stock to each of Messrs. Librock, Tevens and Shawvan.

     RESTRICTED STOCK PLAN. The Company adopted the Columbus McKinnon Corporation Restricted Stock Plan (the "Restricted Stock Plan") in October 1995 and reserved, subject to certain adjustments, an aggregate of 100,000 shares of Common Stock to be issued upon the grant of restricted stock awards thereunder. Under the terms of the Restricted Stock Plan, the Compensation Committee may grant to employees of the Company and its subsidiaries restricted stock awards to purchase shares of Common Stock at a purchase price of not less than $.01 per share. Shares of Common Stock issued under the Restricted Stock Plan are subject to certain transfer restrictions and, subject to certain exceptions, shall be forfeited if the grantee's employment with the Company or any of its subsidiaries is terminated at any time prior to the date the transfer restrictions have lapsed. Grantees who remain continuously employed with the Company or its subsidiaries become vested in their shares five years after the date of the grant, or earlier upon death, disability, retirement or other special circumstances. The restrictions on any such stock awards automatically lapse in the event of certain extraordinary transactions, including a change of control of the Company. In fiscal 1997, the Company awarded 19,800 shares of Common Stock under the Restricted Stock Plan, including 11,900 shares to Mr. Librock at a purchase price of $1.00 per share.

     EXECUTIVE INCENTIVE PLAN. The Company maintains an incentive plan for its executive officers and other management employees. This plan provides for annual cash bonuses based upon the Company's attainment of targeted pre-tax earnings determined annually by the Company's Board of Directors. Incentive awards are a percentage of base salary, and for the executive officers range from 30% of base salary, if the financial objective is met, to up to 45% of base salary if the financial objective is exceeded by 10%. Awards earned under this plan are reduced by any bonus earned under the Corporate Incentive Plan. In fiscal 1997, no bonuses were paid under this plan.

     CORPORATE INCENTIVE PLAN. The Company maintains an incentive plan for most of its United States and Canadian based employees. This plan provides for annual cash bonuses based upon the Company's attainment of targeted pre-tax earnings determined by the Company's Board of Directors. The incentive pool, if any, is distributed on the basis of relative compensation. In fiscal 1997, bonuses paid under this plan to Messrs. Ladds, Montgomery, Librock, Tevens, McCreadie, Grant and Shawvan were $4,900, $3,798, $1,381, $1,845, $2,052, $1,818 and $1,139,
respectively.

     401(k) PLAN. The Company maintains a 401(k) retirement savings plan which covers all salaried and hourly employees who have completed at least 90 days of service. Employees may contribute up to 15% of their annual compensation (6% for highly compensated employees), subject to an annual limitation as adjusted by the Code. Employee contributions are not matched by the Company.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for the executive officers of the Company is administered by the Compensation Committee which currently consists of three independent (non-employee) Directors. The Compensation Committee approves the compensation arrangements of the Chief Executive Officer and other officers of the Company.

     The following objectives, established by the Compensation Committee, are the basis for the Company's executive compensation program:

     o providing a comprehensive program with components including base salary, performance incentives, and benefits that support and align with the Company's goal of providing superior value to customers and shareholders; and

     o ensuring that the Company is competitive and can attract and retain qualified and experienced executive officers and other key personnel; and

     o appropriately motivating its executive officers and other key personnel to seek to attain short term, intermediate term and long term corporate and divisional performance goals and to manage the Company for sustained long term growth.

     The Board of Directors of the Company has delegated to the Compensation Committee responsibility for establishing and administering the compensation programs for the Chief Executive Officer and other executive officers.

     The Compensation Committee reviews compensation policy and specific levels of compensation paid to the Chief Executive Officer and other executive officers of the Company, administers the Company's Annual Executive Incentive Program
(AEIP), and reports and makes recommendations to the Board of Directors regarding executive compensation, policies and programs.

     The Compensation Committee is assisted in these efforts, when required by an independent outside consultant, and by the Company's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding compensation policies and specific compensation matters.

ANNUAL COMPENSATION PROGRAMS

     Executive base salaries are compared to manufacturing companies included in an annual management survey completed by outside compensation consultants. Comparison companies in this survey have sales volumes of $400 million to $650 million. This survey is used because it reflects companies in the same revenue size and industry sectors as the Company. The Compensation Committee believes salaries should be maintained between the first and third quartiles of surveyed salaries reported depending upon the relative experience and individual performance of the executive.

     Salary adjustments are governed by guidelines covering three factors (1) the individual officer's performance (merit), (2) market parity (to adjust salaries of high performing individuals based on the competitive market), and
(3) promotions (to reflect increases in responsibility). In assessing market parity, the Company targets groups of companies surveyed and referred to above.

     Each executive officer's corporate position is assigned a salary grade reflecting the Company's evaluation of the position's overall contribution to corporate goals and the value the labor market places on the associated job skills. A range of appropriate salaries is then assigned to that salary grade. Each April, the salary ranges may be adjusted to reflect market conditions, including changes in comparison companies, inflation, and supply and demand in the market. The midpoint of the salary range corresponds to a "market rate" salary which the Compensation Committee believes is appropriate for an experienced executive who is performing satisfactorily, with salaries in excess of the salary range midpoint appropriate for executives whose performance is superior or outstanding.

     The Compensation Committee has recommended that any progression or regression within the salary range for an executive officer shall depend upon a formal annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for the segments of the Company that such officer oversees as well as his contributions to the overall direction of the Company. Long term growth in shareholder value is an important factor. The results of executive officers' performance evaluations will form a part of the basis of the Compensation Committee's decision to approve, at its discretion, future adjustments in base salaries of executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Compensation decisions affecting the Chief Executive Officer were based on quantitative and qualitative factors relative to the Company's fiscal 1996 financial and operating results as well as strategic achievements such as acquisitions. Both the salary increase and bonus payout cited below were based on performance.

     The Compensation Committee increased Mr. Ladds' base salary to $355,000 for fiscal 1997, representing an increase of 3.83% over his base salary for fiscal 1996. This salary adjustment was made in April 1996.

     In June 1996, Mr. Ladds received an incentive compensation award of $4,900 under the Corporate Incentive Plan. No awards were made in fiscal 1997 under the Executive Incentive Plan because financial targets set for this plan were not achieved.

SECTION 162(m) OF INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a Company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Ladds and the Company's other executive officers in fiscal 1997, it does not appear that the
Section 162(m) limitation will have a significant impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and to take such actions as are necessary to comply with the new statute to avoid non-deductible compensation payments.

                                PERFORMANCE GRAPH

     The Performance Graph shown below compares the cumulative total shareholder return on Common Stock, based on the market price of the Common Stock, with the total return of the S & P MidCap 400 Index and the NASDAQ National Market Industrials Index. The comparison of total return assumes that a fixed investment of $100 was invested on February 22, 1996 (the effective date of the Company's initial public offering) in Common Stock and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Edward W. Duffy, Randolph A. Marks and L. David Black, each an outside director of the Company. None of the members of the Compensation Committee was, during fiscal 1997 or prior thereto, an officer or employee of the Company or any of its subsidiaries. In fiscal 1997, none of the executive officers of the Company served on the Compensation Committee of another entity or on any other committee of the Board of Directors of another entity performing similar functions during such period, except that Mr. Ladds served on the Compensation Committee of the Board of Directors of Utica Mutual Insurance Company.


                            COMPENSATION OF DIRECTORS

     The Company pays an annual retainer of $15,000 to its Chairman of the Board and an annual retainer of $10,000 to each of its other outside directors. Directors who are employees of the Company do not receive an annual retainer. In addition, each non-employee director also receives a fee of $1,000 for each Board of Directors and committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 31, 1997 regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (b) by each Director; (c) by each of the executive officers named in the Summary Compensation Table; and (d) by all executive officers and Directors of the Company as a group.

                                                NUMBER            PERCENTAGE
                                                ------            ----------
DIRECTORS, OFFICERS AND 5% SHAREHOLDERS       OF SHARES(a)         OF CLASS
---------------------------------------       ------------         --------

Herbert P. Ladds, Jr.(b)(c)                     1,108,355            8.06%

Robert L. Montgomery, Jr.(b)(d)                 1,147,228            8.34

Edward W. Duffy(b)                                397,239            2.89

Randolph A. Marks(b)                              239,840            1.74

L. David Black(b)                                   1,700             *

Kenneth G. McCreadie(b)(e)                        605,702            4.40

Peter A. Grant(b)(f)                              119,305             *

Timothy T. Tevens (b)(g)                           20,820             *

Ned T. Librock (b)(h)                              20,991             *

Ivan E. Shawvan, Jr. (b)(i)                        13,260             *

Columbus McKinnon Corporation
  Employee Stock Ownership Plan(b)              1,225,045            8.91

All Directors and Executive Officers as a
 Group (13 persons)(j)(k)                       3,750,380           27.26

Gilchrist B. Berg(l)                              818,100            5.95
---------------------------

*    Less than 1%.

(a) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him, except to the extent that authority is shared by spouses under applicable law.

(b) The address of each of the executive officers and directors and the Columbus McKinnon Employee Stock Ownership Plan is c/o Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197.

(c) Includes (i) 917,201 shares of Common Stock owned directly, (ii) 161,705 shares of Common Stock owned directly by Mr. Ladds' spouse, (iii) 15,640 shares of Common Stock held by Mr. Ladds' spouse as trustee for the grandchildren of Mr. Ladds and (iv) 13,809 shares of Common Stock allocated to Mr. Ladds' ESOP account.

(d) Includes (i) 1,050,328 shares of Common Stock owned directly, (ii) 85,000 shares of Common Stock owned directly by Mr. Montgomery's spouse and (iii) 11,900 shares of Common Stock allocated to Mr. Montgomery's ESOP account. Excludes 1,213,145 additional shares of Common Stock owned by the ESOP for which Mr. Montgomery serves as one of four trustees and for which he disclaims any beneficial ownership.

(e) Includes (i) 512,329 shares of Common Stock owned directly, (ii) 85,000 shares of Common Stock owned by Mr. McCreadie's spouse and (iii) 8,373 shares of Common Stock allocated to Mr. McCreadie's ESOP account.

(f) Includes (i) 77,240 shares of Common Stock owned directly, (ii) 35,000 shares of Common Stock owned by Mr. Grant's spouse and (iii) 7,065 shares of Common Stock allocated to Mr. Grant's ESOP account.

(g) Includes (i) 18,009 shares of Common Stock directly, (ii) 50 shares of Common Stock owned by Mr. Tevens' son and (iii) 2,761 shares of Common Stock allocated to Mr. Tevens' ESOP account.

(h) Includes (i) 18,004 shares of Common Stock directly, (ii) 152 shares of Common Stock owned by Mr. Librock's son and (iii) 2,835 shares of Common Stock allocated to Mr. Librock's ESOP account.

(i) Includes (i) 9,200 shares of Common Stock owned directly and (ii) 4,060 shares of Common Stock allocated to Mr. Shawvan's ESOP account. Excludes 1,220,985 additional shares of Common Stock owned by the ESOP for which Mr. Shawvan serves as one of four trustees and for which he disclaims any beneficial ownership.

(j) Excludes the shares of Common Stock owned by the ESOP as to which Messrs. Montgomery and Shawvan and Ms. Howard serve as trustees, except for an aggregate of 60,808 shares allocated to the respective ESOP accounts of the executive officers of the Company.

(k) Includes the shares of Common Stock beneficially owned by Kenneth G. McCreadie and Peter A. Grant, each of whom retired as of January 3, 1997.

(l) Based on information set forth in a statement on Schedule 13D filed with the Securities and Exchange Commission by Gilchrist B. Berg on November 1, 1996. The stated business address for Mr. Gilchrist is 225 Water Street, Suite 1987, Jacksonville, Florida 32202.


VOTE REQUIRED

     The affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, is required for the election of each Director, assuming a quorum is present or represented at the meeting.

     The Board of Directors recommends a vote "FOR" each of the nominees for Director.

                                  OTHER MATTERS

     The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.


                                OTHER INFORMATION

     Ernst & Young LLP has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent fiscal year ended March 31, 1997.

     Representatives of Ernst & Young LLP are expected to be present at the 1997 Annual Meeting of Shareholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED MARCH 31, 1997, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197,
Attention: Robert L. Montgomery, Jr. Each such request must set forth a good faith representation that, as of June 27, 1997, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Shareholders.


                             SHAREHOLDERS' PROPOSALS

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company by March 20, 1998 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


     The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.


                                     LOIS H. DEMLER
                                        Secretary



Dated:  July 16, 1997




--------------------------------------------------------------------------------
SHAREHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT
PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO
ATTEND THE MEETING.  A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE
OR SHE DOES ATTEND.

                                      PROXY

                          COLUMBUS MCKINNON CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 18, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints HERBERT P. LADDS, JR. and ROBERT L. MONTGOMERY, JR. and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of COLUMBUS McKINNON CORPORATION (the "Company") to be held at the Company's corporate offices at 140 John James Audubon Parkway, Amherst, New York, on August 18, 1997 at 10:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.



ELECTION OF DIRECTORS:
                                 _                                            _
FOR all nominees listed below   |_|           WITHHOLD AUTHORITY to vote     |_|
(except as marked to the                      for all nominees listed below
contrary below)


(Instruction: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below):

      _                                           _
     |_| EDWARD W. DUFFY                         |_| RANDOLPH A. MARKS
     |_| HERBERT P. LADDS, JR.                   |_| L. DAVID BLACK
     |_| ROBERT L. MONTGOMERY, JR.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.


Dated:  ___________, 1997

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature if held jointly


                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.